As filed with the Securities and Exchange Commission on August 6, 2024
Registration No. 333–
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Olaplex Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	87-1242679 (I.R.S. Employer Identification Number)

432 Park Avenue South, Third Floor, New York, NY 10016
(Address, including zip code, of registrant’s principal executive offices)

Olaplex Holdings, Inc. 2021 Equity Incentive Plan
(Full title of the plan)
Amanda Baldwin
Chief Executive Officer
Olaplex Holdings, Inc.
432 Park Avenue South, Third Floor
New York, NY 10016
(310) 691-0776
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with copies to:
Craig Marcus, Esq.
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
(617) 951-7000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Registration Statement on Form S-8 registers additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), under the Olaplex Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”).
The number of shares of Common Stock reserved and available for issuance under the 2021 Plan is subject to an automatic annual increase on January 1st of each year commencing in 2023 through and including 2031 by the lesser of (i) three percent (3%) of the number of shares of Common Stock outstanding as of such date and (ii) the number of shares of Common Stock determined by the Board of Directors of the Registrant (the “Board”) on or prior to such date for such year.
On January 1, 2023, the number of shares of Common Stock reserved and available for issuance under the 2021 Plan increased by 19,502,741 shares, and on January 1, 2024, the number of shares of Common Stock reserved and available for issuance under the 2021 Plan increased by 19,821,958 shares.
This Registration Statement on Form S-8 registers these additional 39,324,699 shares of Common Stock. The additional shares are of the same class as the other securities subject to the 2021 Plan for which the Registrant’s registration statement filed on Form S-8 on October 4, 2021 (Registration No. 333-260016) is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-260016) is hereby incorporated by reference pursuant to General Instruction E.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number	Description
4.1
Restated Certificate of Incorporation of Olaplex Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on November 10, 2021 (File No. 001- 40860)).

4.2
Certificate of Amendment to the Restated Certificate of Incorporation of Olaplex Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on June 14, 2024 (File No. 001-40860)).

4.3	Second Amended and Restated Bylaws of Olaplex Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on January 20, 2023 (File No. 001-40860)).
4.4	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A, filed on September 20, 2021 (File No. 333-259116)).
4.5
Olaplex Holdings, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1/A, filed on September 20, 2021 (File No. 333- 259116)).

5.1	Opinion of Ropes & Gray LLP.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm, as to Olaplex Holdings, Inc. and Subsidiaries.
23.2	Consent of Ropes & Gray LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature pages to this Registration Statement).
107	Filing Fee Table.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 6th day of August, 2024.

Olaplex Holdings, Inc.

By:	/s/ Amanda Baldwin
Amanda Baldwin
Chief Executive Officer
SIGNATURES & POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Amanda Baldwin and John Duffy, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Olaplex Holdings, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 6th day of August, 2024.

Signature	Title
/s/ Amanda Baldwin
Amanda Baldwin	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Paul Kosturos
Paul Kosturos	Interim Chief Financial Officer (Principal Financial Officer)
/s/ Kristi Belhumeur
Kristi Belhumeur	Senior Vice President, Accounting (Principal Accounting Officer)
/s/ John P. Bilbrey
John P. Bilbrey	Executive Chair of the Board
/s/ Tricia Glynn
Tricia Glynn	Lead Director
/s/ Christine Dagousset
Christine Dagousset	Director
/s/ Deirdre Findlay
Deirdre Findlay	Director
/s/ Janet Gurwitch
Janet Gurwitch	Director
/s/ Martha Morfitt
Martha Morfitt	Director
/s/ David Mussafer
David Mussafer	Director
/s/ Emily White
Emily White	Director
/s/ Michael White
Michael White	Director
/s/ Paula Zusi
Paula Zusi	Director